Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Independent Bank Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,250,000	$47.57	$59,462,500	$110.20 per $1,000,000	$6,552.77
Total Offering Amounts					$59,462,500		$6,552.77
Total Fee Offsets							$0
Net Fee Due							$6,552.77

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable pursuant to the Independent Bank Corp. 2023 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee. Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Stock Market on May 22, 2023, a date within five business days prior to the filing of this Registration Statement.